Exhibit 1.1.1

EXECUTION VERSION

Pricing Agreement

Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mitsubishi UFJ Securities (USA), Inc.
U.S. Bancorp Investments, Inc.
As Representatives of the several
Underwriters named in Schedule I hereto.

January 12, 2012

Ladies and Gentlemen:

The Kroger Co., an Ohio corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated January 12, 2012 (the “Underwriting Agreement”), to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities (the “Designated Securities”) specified in Schedule II hereto.  Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities.  Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you.  Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.  The Representatives designated to act on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters, and under other terms and conditions set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

The Company understands that the Underwriters intend to make a public offering of the Securities as soon after the effectiveness of this Agreement as in the judgment of the Representatives is advisable, and initially to offer the Securities on the terms set forth in the Time of Sale Information and the Prospectus.  Schedule III hereto sets forth the Time of Sale Information made available at the Time of Sale.

If the foregoing is in accordance with your understanding, please sign and return to us three counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company.  It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very Truly Yours,

THE KROGER CO.

By:	/s/ Scott M. Henderson
	Name:	Scott M. Henderson
	Title:	Vice President and Treasurer

[Signature Page to Pricing Agreement]

Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mitsubishi UFJ Securities (USA), Inc.
U.S. Bancorp Investments, Inc.
and the additional Underwriters named on Schedule I to this Pricing Agreement

By:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated

By:	/s/ Jim Probert
	Name:	Jim Probert
	Title:	Managing Director

By:	Mitsubishi UFJ Securities (USA), Inc.

By:	/s/ Brian Cogliandro
	Name:	Brian Cogliandro
	Title:	Managing Director

By:	U.S. Bancorp Investments, Inc.

By:	/s/ Craig Anderson
	Name:	Craig Anderson
	Title:	Managing Director

On behalf of each of the Underwriters

[Signature Page to Pricing Agreement]

SCHEDULE I

Underwriter	Principal Amount of Senior Notes To Be Purchased

Merrill Lynch, Pierce, Fenner & Smith
Incorporated	$112,500,000
Mitsubishi UFJ Securities (USA), Inc.	112,500,000
U.S. Bancorp Investments, Inc.	112,500,000
Citigroup Global Markets Inc.	33,750,000
BNY Mellon Capital Markets, LLC	22,500,000
Fifth Third Securities, Inc.	22,500,000
PNC Capital Markets LLC	22,500,000
Drexel Hamilton, LLC	11,250,000

Total	$450,000,000

SCHEDULE II

Title of Designated Securities:

2.20% Senior Notes due 2017

Aggregate Principal Amount:

$450,000,000 of 2.20% Senior Notes due 2017

Price to Public:

100% of the principal amount of the 2.20% Senior Notes due 2017, plus accrued interest from January 19, 2012

Purchase Price by Underwriters:

99.400% of the principal amount of the 2.20% Senior Notes due 2017, plus accrued interest from January 19, 2012

Specified Funds for Payment of Purchase Price:

Immediately available funds

Indenture:

Indenture dated as of June 25, 1999, between the Company and Firstar Bank, National Association, as Trustee, as supplemented by the First Supplemental Indenture, dated June 25, 1999, the Second Supplemental Indenture, dated June 25, 1999, the Third Supplemental Indenture, dated June 25, 1999, the Fourth Supplemental Indenture, dated September 22, 1999, the Fifth Supplemental Indenture, dated September 22, 1999, the Sixth Supplemental Indenture, dated September 22, 1999, the Seventh Supplemental Indenture, dated February 11, 2000, the Eighth Supplemental Indenture, dated February 11, 2000, the Ninth Supplemental Indenture, dated August 21, 2000, the Tenth Supplemental Indenture, dated May 11, 2001, the Eleventh Supplemental Indenture, dated May 11, 2001, the Twelfth Supplemental Indenture, dated August 16, 2001, the Thirteenth Supplemental Indenture, dated April 3, 2002, the Fourteenth Supplemental Indenture dated June 17, 2002, the Fifteenth Supplemental Indenture dated January 28, 2003, the Sixteenth Supplemental Indenture dated December 20, 2004, the Seventeenth Supplemental Indenture dated August 15, 2007, the Eighteenth Supplemental Indenture dated January 16, 2008, the Nineteenth Supplemental Indenture dated March 27, 2008, the Twentieth Supplemental Indenture dated March 27, 2008, the Twenty-First Supplemental Indenture dated November 25, 2008, the Twenty-Second Supplemental Indenture dated October 1, 2009, the Twenty-Third Supplemental Indenture dated July 13, 2010 and the Twenty-Fourth Supplemental Indenture to be dated January 19, 2012.

Maturity:

The 2.20% Senior Notes due 2017 will mature on January 15, 2017

Interest Rates:

The 2.20% Senior Notes due 2017 will bear interest from January 19, 2012 at 2.20%

Interest Payment Dates:

Interest on the 2.20% Senior Notes due 2017 is payable semiannually on January 15 and July 15 of each year commencing on July 15, 2012

Redemption Provisions:

As described in the preliminary prospectus supplement dated January 12, 2012

Change of Control Put:

As described in the preliminary prospectus supplement dated January 12, 2012

Sinking Fund Provision:

No sinking fund provisions

Defeasance Provisions:

As described in the preliminary prospectus supplement dated January 12, 2012

Guarantees:

None

Time of Delivery:

January 19, 2012

Closing Location:

Offices of Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Name and Address of Representatives:

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

50 Rockefeller Plaza

NY1-050-12-01

New York, NY 10020

Attention: High Grade Transaction Management/Legal

Mitsubishi UFJ Securities (USA), Inc.

1633 Broadway, 29th Floor

New York, NY 10019

Attn: Capital Markets Group

U.S. Bancorp Investments, Inc.

214 N. Tryon Street, 26th Floor

Charlotte, NC 28202

Attention:  High Grade Fixed Income Syndicate

Schedule III

Time of Sale Information

1.                                       Preliminary Prospectus Supplement, dated January 12, 2012, including the base prospectus included therein, dated December 15, 2010

2.                                       Term sheet, dated January 12, 2012, included on Schedule IV

Schedule IV

The Kroger Co.

Pricing Term Sheet

Dated January 12, 2012

2.20% Notes due 2017

Issuer:	The Kroger Co.
Principal Amount:	$450,000,000
Security Type:	Senior Notes
Maturity:	January 15, 2017
Coupon:	2.20%
Price to Public:	100%
Yield to Maturity:	2.20%
Spread to Benchmark Treasury:	T + 137.5 bps
Benchmark Treasury:	UST 0.875% due December 31, 2016
Benchmark Treasury Spot and Yield:	100-7 3/4 and 0.825%
Interest Payment Dates:	January 15 and July 15, commencing July 15, 2012
Make-Whole Call:	Treasury Rate plus 20 basis points
Trade Date:	January 12, 2012
Settlement Date:	January 19, 2012
Denominations:	$2,000 x $1,000
CUSIP/ISIN:	501044 CP4 / US501044CP46
Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mitsubishi UFJ Securities (USA), Inc.
U.S. Bancorp Investments, Inc.
Co-Managers:	BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Drexel Hamilton, LLC
Fifth Third Securities, Inc.
PNC Capital Markets LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848 or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

We expect that delivery of the notes will be made against payment therefor on or about the settlement date specified above, which will be the fourth business day following the date of this term sheet. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this term sheet will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof should consult their own advisor.

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